EXHIBIT 23.2

                              Hollywood Media Corp.
                          2255 Glades Road, Suite 237W
                            Boca Raton, Florida 33431




March 29, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

Pursuant to the Commission's recently promulgated Temporary Note 3T to Article 3 of Regulation S-X regarding requirements for Arthur Andersen LLP audit clients as set forth in Release No. 33-8070, effective March 18, 2002, this letter is to advise the Commission that we have, as of the date hereof, received written representation from Arthur Andersen LLP that its audit of the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001 (to which this letter is filed as Exhibit 23.2) was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Sincerely,

Hollywood Media Corp.

By: /s/  Mitchell Rubenstein
    ------------------------
Chairman of the Board
And Chief Executive Officer